Exhibit 10.1

RETIREMENT, SEPARATION, WAIVER AND RELEASE AGREEMENT

This Retirement, Separation, Waiver and Release Agreement (“Agreement”) is entered into as of the 31st day of December, 2019, by and between John J. Ferriola (“Executive”), a citizen and resident of North Carolina, and Nucor Corporation, a Delaware corporation with its principal place of business in Charlotte, North Carolina.

WHEREAS, Executive has spent 28 years as a Nucor (as hereinafter defined) employee, and has most recently been employed as Chairman and Chief Executive Officer of Nucor Corporation, where he was significantly involved with and responsible for the management and direction of Nucor’s business operations;

WHEREAS, Executive has decided to retire from Nucor effective December 31, 2019 (the “Effective Date”);

WHEREAS, based upon the Severance Plan (as hereinafter defined), Executive shall be eligible to receive certain severance benefits contingent upon his execution of this Agreement and his strict compliance with the restrictive covenants set forth herein;

WHEREAS, pursuant to that certain Executive Employment Agreement by and between Executive and Nucor Corporation effective as of January 30, 2002 (as amended by the Amendment Agreement effective November 5, 2007, the “Executive Agreement”), Executive is entitled to certain post-separation benefits in addition to those granted under the Severance Plan provided that Executive executes this Agreement and adheres to the post-separation restrictive covenants set forth herein;

WHEREAS, Executive’s years of experience as the Chairman and Chief Executive Officer of Nucor give him unique expertise and insight into Nucor’s operations and management; and

WHEREAS, the parties wish to enter into this Agreement during the course of Executive’s employment to set forth Executive’s post-retirement benefits and to protect Nucor’s competitive advantages, confidential trade secrets and goodwill.

NOW, THEREFORE, in consideration of the reasons recited above, the post-separation benefits to be paid by Nucor to Executive upon termination of his full-time employment with Nucor, the mutual covenants and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and which consideration Executive was not otherwise entitled to receive, Executive and Nucor hereby agree effective as of the Effective Date as follows:

1.    Recitals. The above recitals are true and correct and are incorporated herein by reference as if fully set forth herein.

2.    Definitions. For purposes of this Agreement the following definitions shall apply:

(a)    The term “Business” means the research, manufacture, marketing, trading, sale, fabrication, placement and/or distribution of steel or steel products (including but not limited to flat-rolled steel, special quality and merchant quality steel bar and shapes, concrete reinforcement bars, structural steel, hollow structural section tubing, conduit tubing, steel plate, steel joists and girders, steel deck, steel fasteners, steel pilings, metal building systems, wire rod, welded-wire reinforcement rolls and sheets, cold finished steel bars and wire, guard rail, and structural welded-wire reinforcement) or steel or steel product inputs (including but not limited to scrap metal and direct reduced iron).

(b)    The term “Code” means the Internal Revenue Code of 1986, as amended.

(c)    The term “Competing Business Activity” means any business activity that (i) is the same as, or is in competition with, any portion of the Business, and (ii) is a business activity in which Executive was involved or engaged during the course of his employment with Nucor.

(d)    The term “Confidential Information” shall include all confidential and proprietary information of Nucor, including, without limitation, any of the following information to the extent not generally known to third persons: financial and budgetary information and strategies; plant design, specifications, and layouts; equipment design, specifications, and layouts; product design and specifications; manufacturing processes, procedures, and specifications; data processing or other computer programs; research and development projects; marketing information and strategies; customer lists; vendor lists; supplier lists; information about customer preferences and buying patterns; information about supplier or vendor preferences and patterns; information about prospective customers, vendors, suppliers or business opportunities; proprietary information with respect to any Nucor employees; proprietary information of any customers, suppliers or vendors of Nucor; information about Nucor’s costs and the pricing structure used in sales to customers or purchases from suppliers or vendors; information about Nucor’s overall corporate business strategy; and technological innovations used in Nucor’s business, to the extent that such information does not fall within the definition of Secret Information.

(e)    The term “Customer or Supplier” means the following alternatives:

(i)    any customer, vendor or supplier of Nucor with whom Executive or Executive’s direct reports had significant contact or with whom Executive or Executive’s direct reports directly dealt on behalf of Nucor at the time of, or at any time during the 12 month period immediately prior to, the Effective Date, but if such definition is deemed overbroad by a court of law, then;

(ii)    any customer, vendor or supplier of Nucor with whom Executive had significant contact or with whom Executive directly dealt on behalf of Nucor at the time of, or at any time during the 12 month period immediately prior to, the Effective Date, but if such definition is deemed overbroad by a court of law, then;

(iii)    any customer, vendor or supplier of Nucor about whom Executive had obtained Secret Information or Confidential Information by virtue of his employment with Nucor at any time during the 12 month period immediately prior to the Effective Date;

provided, however, that the term “Customer or Supplier” shall not include any business or entity that no longer does business with Nucor without any direct or indirect interference by Executive or violation of this Agreement by Executive, and that ceased doing business with Nucor prior to any direct or indirect communication or contact by Executive.

(f)     The term “Nucor” means Nucor Corporation and its direct and indirect subsidiaries and affiliates in existence or planned as of the Effective Date.

(g)    The term “Prospective Customer or Supplier” means any person or entity who does not currently or has not yet purchased the products or services of Nucor or provided products or services to Nucor, but who, at the time of, or at any time during the 12 month period immediately prior to, the Effective Date has been targeted by Nucor as a potential user of the products or services of Nucor or supplier or vendor of products or services to Nucor, and whom Executive or his direct reports participated in the solicitation of on behalf of Nucor.

(h)     The term “Restricted Territory” means Executive’s geographic area of responsibility at Nucor which Executive acknowledges extends to the full scope of Nucor operations throughout the world. “Restricted Territory” therefore consists of the following alternatives reasonably necessary to protect Nucor’s legitimate business interests:

(i)    Western Europe, the Middle East, South America, Central America and North America, where Executive acknowledges Nucor engages in the Business, but if such territory is deemed overbroad by a court of law, then

(ii)    The United States, Canada, Mexico, Guatemala, Honduras, the Dominican Republic, Costa Rica, Colombia, Argentina and Brazil, where Executive acknowledges Nucor engages in the Business, but if such territory is deemed overbroad by a court of law, then;

(iii)    The United States, Canada and Mexico, where Executive acknowledges Nucor engages in the Business, but if such territory is deemed overbroad by a court of law, then;

(iv)    The contiguous United States, where Executive acknowledges Nucor engages in the Business.

(i)    The term “Secret Information” means Nucor’s proprietary and confidential information (i) that is not generally known in the Business, which would be difficult for others to acquire or duplicate without improper means, (ii) that Nucor strives to keep secret, and (iii) from which Nucor derives substantial commercial benefit because of the fact that it is not generally known. As used in this Agreement, Secret Information includes, without limitation: (w) Nucor’s process of developing and producing raw material, and designing and manufacturing steel and iron products; (x) Nucor’s process for treating, processing or fabricating steel and iron products; (y) Nucor’s customer, supplier and vendor lists, non-public financial data, strategic business plans, competitor analysis, sales and marketing data, and proprietary margin, pricing, and cost data; and (z) any other information or data which meets the definition of Trade Secrets.

(j)    The term “Severance Period” means the period of time commencing on the Effective Date and terminating twenty four (24) months thereafter.

(k)     The term “Trade Secrets” means any information or data meeting the definition for such term under either the North Carolina Trade Secrets Protection Act or the federal Defend Trade Secrets Act of 2016.

3.    Post-Retirement Benefits.

(a)    Severance Plan. Executive recognizes and agrees that pursuant to the Nucor Corporation Severance Plan for Senior Officers and General Managers (the “Severance Plan”), Executive shall receive certain Severance Benefits (as defined in the Severance Plan) contingent upon his execution of this Agreement and strict compliance with the restrictive covenants set forth herein. Based on Executive’s (i) February 18, 1991 date of hire, (ii) effective retirement date of December 31, 2019 and (iii) current annual base salary of $1,450,000, Executive would be eligible to receive Severance Benefits under the Severance Plan totaling $3,487,873.60 payable in 24 monthly installments of $145,328.07 (the “Monthly Severance Plan Payments”). Subject to the provisions of Paragraph 3(c) of this Agreement, the payments of the Monthly Severance Plan Payments shall be made each month following the Effective Date. In the event Executive dies during the first 24 months following the Effective Date, and provided that Executive was not in breach of his obligations under this Agreement (including the restrictive covenants set forth herein) at the time of his death, the remaining Monthly Severance Plan Payments that would have been paid to Executive pursuant to the Severance Plan shall be paid to Executive’s estate in a single sum payment as soon as practicable (but in any event within 90 days) following Executive’s death. All Monthly Severance Plan Payments shall be subject to regular and customary withholding.

(b)    Non-Competition Payment.

(i)    Contingent upon his execution of this Agreement and strict compliance with the restrictive covenants set forth herein, Nucor will pay Executive $406,000.00 each month (the “Monthly Non-Compete Payments”, and together with the Monthly Severance Plan Payments, collectively, the “Monthly Separation Payments”) for 24 months following the Effective Date. Subject to the provisions of Paragraph 3(c) of this Agreement, the payments of the Monthly Non-Compete Payments shall be made each month following the Effective Date. All Monthly Non-Compete Payments shall be subject to regular and customary withholding.

(ii)    If Executive dies prior to the Effective Date, Nucor’s obligations to make any payments of the Monthly Non-Compete Payments under this Agreement will automatically terminate and Executive’s estate and executors will have no rights to any payments of the Monthly Non-Compete Payments under this Agreement. If Executive dies during the first 12 months following the Effective Date, then Nucor will pay Executive’s estate the payments of the Monthly Non-Compete Payments through the end of the 12th month following the Effective Date. If Executive dies 12 or more months following the Effective Date, then Nucor’s obligations to make any payments of the Monthly Non-Compete Payments will automatically terminate without the necessity of Nucor providing notice (written or otherwise).

(iii)    Executive acknowledges and agrees that the payments described in this Paragraph 3(b): (A) are the same payments that Executive would have been entitled to pursuant to Section 4 of the Executive Agreement, and (B) are provided in lieu of, and not in addition to, the payments Executive would have been entitled to pursuant to Section 4 of the Executive Agreement.

(c)    Compliance with 409A. Because Executive (i) is and will be as of the Effective Date a “specified employee” under Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the Monthly Separation Payments would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code, in order to comply with Section 409A of the Code, the Monthly Separation Payments that would otherwise be payable pursuant to Paragraphs 3(a) and 3(b) of this Agreement during the 6 month period immediately following the Effective Date shall be accumulated and the Executive’s right to receive payment of such accumulated amount (which such amount shall not accrue interest) will be delayed until the 7th month following the Effective Date.

4.    Acknowledgment of Nucor Protectable Interests. Executive acknowledges and agrees that Nucor competes in North America and throughout the world in the Business. Executive further acknowledges and agrees that Nucor has Secret Information and Confidential Information to which he has had access and has used in the course of his employment with Nucor. Executive acknowledges that Nucor’s Secret Information and Confidential Information are valuable to Nucor and provide it with a competitive advantage in the Business. Executive also acknowledges and agrees that during his employment with Nucor he has had substantial contact and developed goodwill with Nucor’s personnel (including, without limitation, executive officers and senior management of Nucor), customers, vendors, and/or suppliers and joint venture and strategic partners, and that such goodwill is an important and valuable asset of Nucor.

5.    Non-Competition Covenant. Executive hereby agrees that for the duration of the Severance Period, Executive will not, either individually or by or through any agent, representative, entity, employee or otherwise, within the Restricted Territory:

(a)    engage in any Competing Business Activity, whether as an owner, partner, shareholder, member, employee, consultant, agent, co-venturer or in any other capacity;

(b)    commence, establish or own (in whole or in part) any business that engages in any Competing Business Activity, whether (i) by establishing a sole proprietorship, (ii) as a partner of a partnership, (iii) as a member of a limited liability company, (iv) as a shareholder of a corporation (except to the extent Executive is the holder of not more than 5% of any class of the outstanding stock of any company listed on a national securities exchange so long as Executive does not actively participate in the management or business of any such entity) or (v) as the owner of any equity interest in any such entity;

(c)    provide any public endorsement of, or otherwise lend Executive’s name for use by, any person or entity engaged in any Competing Business Activity; or

(d)    engage in work, whether for a competitor, customer, vendor or supplier of Nucor or otherwise, that could reasonably be expected to call on him in the fulfillment of his duties and responsibilities to reveal, rely upon, or otherwise use Confidential Information or Secret Information.

6.    Nonsolicitation. Executive hereby agrees that for the duration of the Severance Period, Executive will not, either individually or by or through any agent, representative, entity, employee or otherwise:

(a)    solicit, contact, or attempt to influence any Customer or Supplier to limit, curtail, cancel, or terminate any business it transacts with, or products or services it receives from or provides to Nucor;

(b)    solicit, contact, or attempt to influence any Prospective Customer or Supplier to terminate any business negotiations it is having with Nucor, or to otherwise not do business with Nucor;

(c)    solicit, contact, or attempt to influence any Customer or Supplier to purchase products or services from an entity other than Nucor or to provide products or services to an entity other than Nucor, which are the same or substantially similar to, or otherwise in competition with, those offered to the Customer or Supplier by Nucor or those offered to Nucor by the Customer or Supplier; or

(d)    solicit, contact, or attempt to influence any Prospective Customer or Supplier to purchase products or services from an entity other than Nucor or to provide products or services to an entity other than Nucor, which are the same or substantially similar to, or otherwise in competition with, those offered to the Prospective Customer or Supplier by Nucor or those offered to Nucor by the Prospective Customer or Supplier.

7.    Anti-Piracy; Non-Disparagement.

(a)    Executive agrees for the duration of the Severance Period, Executive will not, either individually or by or through any agent, representative, entity, employee or otherwise, encourage, contact, or attempt to induce any employees of Nucor (i) with whom Executive had regular contact with at the time of, or at any time during the 12 month period immediately prior to, the Effective Date, and (ii) who are employed by Nucor at the time of the encouragement, contact or attempted inducement, to end their employment relationship with Nucor.

(b)    Executive further agrees for the duration of the Severance Period not to hire, or to assist any other person or entity to hire, any employees described in Paragraph 7(a) of this Agreement.

(c)    Executive agrees not to make any statements, written (including electronically) or verbal, or cause or encourage others to make any statements, written (including electronically) or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of Nucor, or any other Nucor Releasee (as hereinafter defined). Executive acknowledges and agrees that this prohibition extends to statements, written (including electronically) or verbal, made to anyone, including but not limited to the general public, the news media, investors, potential investors, any board of directors, industry analysts, competitors, strategic partners, vendors, customers or Nucor employees (past and present), however, nothing set forth in this Paragraph 7(c) prohibits Executive from communicating, without notice to or approval by Nucor Corporation, with any United States Federal Government agency about a potential violation of a United States Federal law or regulation.

8.    Confidentiality. Except and only as required by law, Executive shall not, at any time or in any manner, either directly or indirectly, disclose, divulge, reveal, or use any Confidential Information or Secret Information of Nucor that Executive learned of or otherwise acquired during his employment with Nucor. The provisions of this Paragraph 8 shall survive indefinitely. Notwithstanding the foregoing, pursuant to the federal Defend Trade Secrets Act of 2016, an individual will be immune from criminal or civil liability under any federal or state trade secret law for (a) the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) a disclosure that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

9.    Developments; Return of Property; Retirement.

(a)    Executive hereby assigns to Nucor Corporation Executive’s entire right, title and interest, including copyrights and patents, in any idea, invention, design of a useful article (whether the design is ornamental or otherwise), work product and any other work of authorship (collectively the “Developments”), developed, made, created or conceived solely or jointly by

Executive at any time during Executive’s employment by Nucor, whether or not such Developments are patentable, copyrightable or susceptible to other forms of protection, where the Developments: (i) were developed, invented, or conceived within the scope of Executive’s employment with Nucor; (ii) relate to Nucor’s actual or demonstrably anticipated research or development; or (iii) result from any work performed by Executive on Nucor’s behalf.

(b)    The assignment requirement in Paragraph 9(a) shall not apply to an invention that Executive developed entirely on his own time without using Nucor’s equipment, supplies, facilities or Secret Information or Confidential Information except for those inventions that (i) relate to Nucor’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by Executive for Nucor.

(c)    In connection with any of the Developments assigned in Paragraph 9(a) above: (i) Executive represents that Executive has disclosed all such Developments to Nucor’s management prior to the date hereof; and (ii) Executive will, on Nucor’s request, promptly execute a specific assignment of title to Nucor Corporation or its designee, and do anything else reasonably necessary to enable Nucor Corporation or its designee to secure a patent, copyright, or other form of protection therefore in the United States and in any other applicable country.

(d)    Nothing in this Paragraph 9 is intended to waive, or shall be construed as waiving, any assignment of any Developments to Nucor implied by law.

(e)    Executive agrees that he shall return any and all Nucor property and information, regardless of medium or format, to Nucor no later than three (3) days following the Effective Date, and Executive shall not retain any copies of any Nucor information. Notwithstanding the foregoing, Executive may retain such Nucor property and information as is specifically agreed to by Nucor’s Chief Financial Officer, provided, however, that any information so retained by Executive shall be deemed Confidential Information and shall be subject to the restrictions set forth in Paragraph 8 of this Agreement.

(f)    Effective as of the Effective Date, Executive hereby resigns (i) as an employee and officer of Nucor, (ii) as a member of each board of directors or comparable governing body of Nucor, and (iii) from any and all other offices, committees and positions he holds with Nucor. If requested by Nucor Corporation, Executive will execute any additional resignation letters, forms or other documents which acknowledge his resignation from such positions, committees and offices.

10.    Release; Covenant Not to Sue.

(a)    Executive agrees that, in consideration for the Monthly Separation Payments, he, for himself, his heirs, executors, administrators, and assigns, hereby releases, waives, and forever discharges Nucor, its predecessors, successors and assigns, and its present and former officers, directors, managers, members, employees, agents, representatives, trustees, employee benefit plans and programs (and the trustees, administrators, fiduciaries, and insurers of such plans and programs) (collectively, the “Nucor Releasees”), from any and all claims or liabilities of whatever kind or nature which he ever had or which he now has, known or unknown, against any and all Nucor Releasees that are attributable to or arose during all periods of time occurring on or prior to the Effective Date, including, but not limited to, any claims arising under or pursuant to any employment agreements (including the Executive Agreement); claims for bonuses, severance pay, employee or fringe benefits not specifically provided for in Paragraph 3 above; claims based on any state or federal wage, employment, or common laws, statutes, or amendments thereto, including, but not limited to: (i) any claim under the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., or COBRA; (ii) any race, color, religion, sex, or national origin discrimination claims under Title VII of the 1964 Civil Rights Act, 42 U.S.C. § 2000(e) et seq.; (iii) any claim of disability discrimination under the Americans with Disabilities Act, 42 U.S.C. § 12102 et seq.; (iv) any claim of retaliation or wrongful discharge, (v) any age discrimination claims under the Age Discrimination in Employment Act, as amended (“ADEA”), 29 U.S.C. § 621 et seq.; (vi) any claim under the Fair Labor Standard Act of 1939 as amended, 29 U.S.C.§ 201 et seq.; or (vii) any claim under the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; and any other claims related to or arising out of his employment relationship with Nucor or the termination thereof whether based on contract, quasi-contract, quantum meruit, implied contract, tort, wrongful or constructive discharge or any other employment-related claim (collectively, the “Released Claims”). Notwithstanding the foregoing, the Released Claims do not include any claims that Executive may have for incentive compensation earned under or pursuant to the Nucor Corporation Senior Officers Annual Incentive Plan or the Nucor Corporation Senior Officers Long-Term Incentive Plan for his employment with Nucor through the Effective Date.

(b)    Except to the extent contemplated by Paragraph 10(d) of this Agreement, Executive covenants not to sue or bring a claim against any of the Nucor Releasees with respect to any Released Claim in any forum for any reason. If Executive sues any Nucor Releasee in violation of the foregoing covenant not to sue, Executive agrees that Executive shall pay all reasonable fees, costs and expenses incurred by the Nucor Releasees in defending against any such suit or claim, including reasonable attorneys’ fees.

(c)    Executive understands that Executive may later discover claims or facts that may be different than, or in addition to, those that Executive now knows or believes to exist regarding the subject matter of the Released Claims, and which, if known at the time of signing this Agreement, may have materially affected this Agreement and the Executive’s decision to enter into this Agreement and grant the release and covenant not to sue contained herein. Nevertheless, Executive, for himself, his heirs, executors, administrators, and assigns, knowingly waives any protections, statutory or otherwise, to the contrary and intends to fully, finally and forever settle and release all Released Claims that now exist, may exist or previously existed, as set forth herein, whether known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, existing or claimed to exist, fixed or contingent, both at law and in equity, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts.

(d)    Nothing in this Paragraph 10 or elsewhere in this Agreement prevents or prohibits Executive from filing a claim or participating in an investigation with a government agency such as the United States Equal Employment Opportunity Commission that is responsible for enforcing a law on behalf of the government. However, Executive understands that he is waiving and releasing all claims for monetary damages and any other forms of personal relief. Notwithstanding the immediately preceding sentence, nothing in this Paragraph 10 or elsewhere in this Agreement affects Executive’s eligibility to apply for awards as provided for in Section 21F of the Securities and Exchange Act of 1934.

11.    Remedies. Executive agrees that in the event of a breach or threatened breach by Executive of any provision of this Agreement, monetary remedies may not be adequate and Executive agrees that Nucor is entitled to injunctive relief, without need to post bond or similar security, in lieu of or in addition to, such monetary remedies. In the event that Executive engages in or attempts to engage in any of the conduct prohibited in Paragraphs 5, 6, 7, 8 or 10 of this Agreement or fails to comply with the provisions of Paragraph 9, Nucor shall be entitled, in Nucor’s sole discretion, to (a) cease all Monthly Separation Payments, and upon demand by Nucor, Executive shall immediately refund to Nucor any Monthly Separation Payments already paid to him, and/or (b) in addition to any other remedies available at law or in equity, to enforce the provisions of Paragraphs 5 - 10 by temporary, preliminary and permanent injunction to restrain any violation or threatened violation by Executive of any provisions of Paragraphs 5 - 10. Executive further agrees to reimburse Nucor its costs (including, without limitation, attorney’s fees) incurred to enforce Paragraphs 5 - 10.

12.    Cooperation With Legal Matters: Executive agrees that after the Effective Date, he will cooperate with and assist Nucor, upon request and with reasonable notice, by providing information relevant to matters he gained knowledge of or was involved with while employed by meeting with Nucor’s attorneys or other representatives on such matters, and by appearing voluntarily for hearings, depositions, trials, or any regulatory or legal proceedings related to such matters. Executive understands that Nucor will reimburse him for any reasonable expense he incurs related to this cooperation and assistance, but will not be obligated to pay him any additional amounts.

13.    Assignability. Neither this Agreement, nor any right or interest hereunder, shall be assignable by Executive, Executive’s beneficiaries, or legal representatives. Nucor, however, retains the right to assign this Agreement. This Agreement shall be binding upon Executive, Executive’s heirs, administrators, and representatives, and shall inure for the benefit of the Nucor Releasees and each of their respective heirs, administrators, representatives, executors, successors, and assigns.

14.    Choice of Law and Venue. This Agreement is made in, and its validity, interpretation, performance and enforcement shall be construed and governed in accordance with, the laws of, the State of North Carolina, the location of Nucor Corporation’s corporate headquarters. Executive, for himself and his successors and assigns, hereby expressly and irrevocably (a) consents to the exclusive jurisdiction of the state courts of Mecklenburg County, North Carolina or the federal district court for the Western District of North Carolina, Charlotte Division, for any action arising out of or related to this Agreement or otherwise related Executive’s employment with Nucor; and (b) waives any and all objection to any such action based on venue or forum non conveniens. Executive agrees that Nucor shall have the right to file and enforce any award, order, judgment, or injunction in any appropriate jurisdiction, and Executive waives service of process in connection with the filing and enforcement of the award, order, judgment, or injunction in any foreign jurisdiction and venue in which Nucor seeks to enforce the award, order, judgment, or injunction.

15.    Severability. If any part of this Agreement is determined by a court of competent jurisdiction to be invalid in any respect, the parties agree that the court may modify by redaction (or any other method available to and endorsed by such court) any provision or part thereof to the extent reasonably necessary to protect Nucor’s legitimate business interests. The remaining provisions shall retain full force and effect.

16.    Entire Agreement. This Agreement supersedes, discharges and cancels all previous agreements related to Executive’s employment with Nucor (or separation therefrom), including the Executive Agreement, and constitutes the entire agreement between the parties with regard to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by Executive and Nucor Corporation. The language of this Agreement and all parts shall be construed as a whole and according to its reasonable and fair meaning, and not strictly for or against either party. The parties agree they have jointly drafted this Agreement and agree that any rules requiring construction of this Agreement against its drafter shall not be applied to this Agreement. This Agreement may be executed in counterparts and by facsimile or .pdf signature, all of which together shall be considered one and the same original document.

17.    No Violation of Public Policy. Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon Nucor under Paragraphs 5 - 11 of this Agreement and acknowledges and agrees that they are reasonable in scope, time, and territory; are designed to eliminate competition which would otherwise be unfair; do not interfere with Executive’s exercise of his inherent skill and experience; are reasonably required to protect the legitimate interests of Nucor; and do not confer a benefit upon Nucor disproportionate to the detriment to Executive.

18.    Compliance with Older Workers Benefit Protection Act: Before executing this Agreement, Executive is advised to consult with an attorney of his choice, at his expense. By signing this Agreement, Executive specifically acknowledges and represents that:

(a)    Executive has been given a period of 21 days to consider the terms of this Agreement;

(b)    The claims being waived, released and discharged in Paragraph 10 of this Agreement include any and all claims Executive has or may have arising out of or related to Executive’s employment with Nucor or termination of that employment, including any and all claims under the ADEA;

(c)    The ADEA claims being waived, released and discharged in Paragraph 10 do not include any claims that may arise after the date Executive signs this Agreement;

(d)    The benefits Nucor will provide to Executive under this Agreement include consideration and benefits that Executive was not otherwise entitled to receive before signing this Agreement; and

(e)    The terms of this Agreement are clear and understandable to Executive.

The parties acknowledge and agree that Executive has 7 days after execution hereof in which to revoke this Agreement, and this Agreement shall not become effective and enforceable and Nucor shall have no obligations to make any payments hereunder until the expiration of 7 days (without such revocation) following its execution by Executive. To revoke this Agreement, Executive should notify the Chief Financial Officer of Nucor, by fax or email confirmed by certified mail within such 7 day period. No attempted revocation after the expiration of such 7 day period shall have any effect on the terms of this Agreement.

IN WITNESS WHEREOF, Executive and Nucor have executed this Agreement as of the date first set forth above.

Executive:	/s/ John J. Ferriola
John J. Ferriola

Nucor Corporation:	/s/ A. Rae Eagle
By: A. Rae Eagle
Its: Secretary